AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, PURSUANT TO EDGAR, ON
JUNE 15, 1995
                                                            REGISTRATION NO 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      ------------------------------------

                               BEMIS COMPANY, INC.
             (Exact name of Registrant as specified in its charter)

          MISSOURI                                               43-0178130
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

                       222 SOUTH NINTH STREET, SUITE 2300
                        MINNEAPOLIS, MINNESOTA 55402-4099
                                 (612) 376-3000
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                                SCOTT W. JOHNSON
                             SENIOR VICE PRESIDENT,
                          SECRETARY AND GENERAL COUNSEL
                               BEMIS COMPANY, INC.
                       222 SOUTH NINTH STREET, SUITE 2300
                        MINNEAPOLIS, MINNESOTA 55402-4099
                                 (612) 376-3000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
       James E. Nicholson                                 Gary L. Tygesson
        Faegre & Benson                               Dorsey & Whitney P.L.L.P.
Professional Limited Liability Partnership             220 South Sixth Street
     2200 Norwest Center                            Minneapolis, Minnesota 55402
   Minneapolis, Minnesota  55402

                        --------------------------------
     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement, as determined by the Registrant.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box: / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/
     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, check the following box: / /

                                       CALCULATION OF REGISTRATION FEE
- ---------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF             AMOUNT TO BE             PROPOSED               PROPOSED                AMOUNT OF
SECURITIES TO BE                    REGISTERED              MAXIMUM                MAXIMUM               REGISTRATION
REGISTERED                                              OFFERING PRICE          AGGREGATE OFFERING           FEE
                                                         PER UNIT (1)              PRICE (1)
- ---------------------------------------------------------------------------------------------------------------------
Debt Securities.........           $200,000,000(2)(3)        100%                $200,000,000(3)           $68,966
- ---------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------

(1)  Estimated solely for the purpose of calculating the registration fee.
(2) Includes such principal amount of Debt Securities (or, if any Debt Securities are issued at original issue discount, such greater amount of Debt Securities) as shall result in net proceeds of $200,000,000 to the Registrant.
(3) In U.S. dollars or equivalent thereof in foreign denominated currencies, European Currency Units or other composite currencies.

                       ----------------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 15, 1995

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE   , 1995

                                  $100,000,000

                              BEMIS COMPANY, INC.

                                 % NOTES DUE 2005

                                  -----------

    Interest on the  Notes is payable  on           and           of each  year,
commencing            , 19  . The Notes  will mature           , 2005. The Notes
are not redeemable prior to maturity. The Notes will be represented by one or more global Notes registered in the name of the nominee of The Depository Trust Company. Beneficial interests in the global Notes will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its participants. The Notes will trade in The Depository Trust Company's Same Day Funds Settlement System until maturity, and secondary market trading activity for the Notes will therefore settle in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.

                                 --------------

THESE  SECURITIES HAVE NOT  BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS   THE
   SECURITIES  AND EXCHANGE  COMMISSION OR  ANY STATE  SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR  ADEQUACY OF THIS PROSPECTUS SUPPLEMENT  OR
     THE  PROSPECTUS TO WHICH IT RELATES. ANY       REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

                                               INITIAL PUBLIC          UNDERWRITING            PROCEEDS TO
                                              OFFERING PRICE(1)         DISCOUNT(2)           COMPANY(1)(3)
                                            ---------------------  ---------------------  ---------------------
Per Note..................................            %                      %                      %
Total.....................................            $                      $                      $

- --------------
(1)  Plus accrued interest,  if any, from                , 1995 to  the date  of
     delivery.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(3)  Before deducting estimated expenses of $225,000 payable by the Company.

                                 --------------

    The Notes offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in book-entry form only through the facilities of The
Depository Trust Company in New York, New York,  on or about            ,  1995,
against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.                                 J.P. MORGAN SECURITIES INC.
                                   ---------

          The date of this Prospectus Supplement is           , 1995.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                 --------------

                                  THE COMPANY

    The Company is a principal manufacturer of flexible packaging products and specialty coated and graphics products selling to customers throughout the United States, Canada and Europe. In 1994, approximately 70% of the Company's sales were derived from flexible packaging products and approximately 30% were derived from specialty coated and graphics products. The primary market for its products is the food industry; other markets include companies in chemical, agribusiness, pharmaceutical, medical and printing and graphic industries.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company at March 31, 1995, and as adjusted to give effect to the sale by the Company of the Notes offered hereby and the application of the net proceeds therefrom (as if such sale and application of proceeds occurred on such date). See "Use of Proceeds".

                                                                                           AS OF MARCH 31, 1995
                                                                                               (UNAUDITED)
                                                                                        --------------------------
                                                                                           ACTUAL     AS ADJUSTED
                                                                                        ------------  ------------
                                                                                          (DOLLARS IN THOUSANDS)
Current portion of long-term debt and short-term borrowings...........................  $      2,447   $    2,447
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Long-term debt:
  Notes offered hereby................................................................       --           100,000
  Commercial paper (1)................................................................       166,439
  Industrial revenue bonds payable through 2011 at interest rates of 5 1/2% to
   7 1/4%.............................................................................        23,250       23,250
  Debt of foreign subsidiaries payable though 1998 at an interest rate of 8 3/8%......         2,319        2,319
  Obligations under capital leases....................................................            11           11
                                                                                        ------------  ------------
    Total long-term debt..............................................................  $    192,019   $
Shareholders' equity:
  Common stock ($.10 par value; one vote per share; 123,800,000 shares authorized;
   56,003,366 shares issued and outstanding)..........................................         5,600        5,600
  Capital in excess of par value......................................................       104,711      104,711
  Retained earnings...................................................................       447,215      447,215
  Cumulative translation adjustment...................................................         9,283        9,283
  Common stock held in treasury (4,512,405 shares)....................................      (133,493)    (133,493)
                                                                                        ------------  ------------
    Total shareholders' equity........................................................       433,316      433,316
                                                                                        ------------  ------------
      Total capitalization............................................................  $    626,111   $
                                                                                        ------------  ------------
                                                                                        ------------  ------------

- --------------
(1) The commercial paper has been classified as long-term debt in accordance with the Company's intention and ability to refinance such obligations on a long-term basis. The average interest rate of commercial paper outstanding at March 31, 1995, was 6.10%.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The following selected consolidated financial information of the Company for, and as of the end of, each of the five years in the period ended December 31, 1994, has been derived from consolidated financial statements which have been audited by Price Waterhouse LLP, independent auditors. Selected financial information presented for the quarters ended March 31, 1995 and 1994, is unaudited. The selected consolidated financial information should be read in conjunction with the consolidated financial statements and notes thereto incorporated by reference in the accompanying Prospectus.

                                               QUARTER ENDED
                                                 MARCH 31,                     FOR THE YEAR ENDED DECEMBER 31,
                                            --------------------  ----------------------------------------------------------
                                              1995       1994        1994        1993        1992        1991        1990
                                            ---------  ---------  ----------  ----------  ----------  ----------  ----------
                                                (UNAUDITED)            (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS DATA:
Net Sales.................................  $ 368,551  $ 323,277  $1,390,459  $1,203,494  $1,181,336  $1,141,638  $1,128,173
Costs and expenses:
  Cost of products sold...................    290,692    250,978   1,077,130     926,135     908,394     877,789     863,845
  Selling, general and administrative
   expenses...............................     45,333     44,494     171,139     161,598     157,383     155,045     154,329
  Research and development................      3,257      3,798      13,124      14,084      15,939      13,223      15,394
  Interest expense........................      3,029      1,616       8,395       7,201       7,546      12,101      11,712
  Other (income) (1)                             (538)      (199)       (802)     17,739      (1,661)     (4,178)     (1,891)
  Minority interest in net income.........        988        602       3,379       2,360       3,449       2,740       3,087
                                            ---------  ---------  ----------  ----------  ----------  ----------  ----------
Income before income taxes................     25,790     21,988     118,094      74,377      90,286      84,918      81,697
Provision for income taxes................      9,700      8,400      45,300      28,300      33,000      31,900      30,800
                                            ---------  ---------  ----------  ----------  ----------  ----------  ----------
Income before effect of changes in
 accounting principles....................     16,090     13,588      72,794      46,077      57,286      53,018      50,897
Cumulative effect on prior years of
 adoption of FAS 112 in 1993 and FAS 106
 and FAS 109 in 1992......................     --         --          --          (1,746)       (274)     --          --
                                            ---------  ---------  ----------  ----------  ----------  ----------  ----------
Net Income................................  $  16,090  $  13,588  $   72,794  $   44,331  $   57,012  $   53,018  $   50,897
                                            ---------  ---------  ----------  ----------  ----------  ----------  ----------
                                            ---------  ---------  ----------  ----------  ----------  ----------  ----------
Earnings per share of common stock before
 effect of changes in accounting
 principles (2)...........................  $    0.31  $    0.26  $     1.40  $     0.89  $     1.11  $     1.03  $     0.99
Cumulative effect of adoption of FAS 112
 in 1993 and FAS 106 and FAS 109 in 1992
 (2)......................................     --         --          --            (.03)       (.01)     --          --
                                            ---------  ---------  ----------  ----------  ----------  ----------  ----------
Earnings per share of common stock (2)....  $    0.31  $    0.26  $     1.40  $     0.86  $     1.10  $     1.03  $     0.99
                                            ---------  ---------  ----------  ----------  ----------  ----------  ----------
                                            ---------  ---------  ----------  ----------  ----------  ----------  ----------
Average common shares and common stock
 equivalents outstanding (2)..............     51,877     51,890      51,953      51,767      51,840      51,530      51,403
FINANCIAL POSITION DATA:
Cash......................................  $  15,432  $  11,811  $   12,726  $    8,911  $      101  $    1,392  $    9,172
Accounts receivable, net..................    195,662    177,067     197,164     161,695     166,081     156,835     168,922
Inventories...............................    181,444    145,106     168,153     127,123     128,854     131,317     144,627
Total current assets......................    434,612    376,343     418,872     337,009     314,599     307,770     344,076
Property and equipment, net...............    471,906    444,288     461,316     414,888     390,730     369,856     370,388
Excess of cost of investments in
 subsidiaries over net assets acquired....     29,557     29,801      29,743      24,814      25,759      26,361      28,066
Total assets..............................    949,480    863,770     923,339     789,767     742,670     714,937     756,476
Total current liabilities.................    197,407    212,417     210,818     184,189     160,569     167,136     193,911
Long-term debt, less current portion......    192,019    164,104     171,728     123,215     131,077     128,850     171,095
Deferred taxes............................     42,218     36,241      40,013      35,813      33,341      47,001      47,572
Other liabilities and deferred credits....     59,029     50,745      58,823      54,602      33,439      21,066      29,101
Minority interest.........................     25,491     22,208      23,930      21,409      23,294      21,658      19,155
Total stockholders' equity................    433,316    378,055     418,027     370,539     360,950     329,226     295,642
OTHER DATA:
Cash dividends paid per share of common
 stock....................................  $    0.16  $   0.135  $     0.54  $     0.50  $     0.46  $     0.42  $     0.36
Capital expenditures......................     24,199     27,110      93,064      60,729      70,688      56,947      73,061
Depreciation and amortization.............     14,948     13,348      51,828      46,982      48,304      47,086      42,334

- ------------------
(1) In 1993 a restructuring plan was announced, the objective of which was to increase profitability through improved operating efficiency. This plan resulted in a $21 million pretax charge to Other Costs and was expected to produce annual pretax savings of $8 million when fully implemented.
(2) Adjusted for the two-for-one stock split of the Company's Common Stock effected on March 31, 1992

                                USE OF PROCEEDS

    The net proceeds received by the Company from the sale of the Notes offered hereby, estimated at $ (before deducting expenses payable by the Company), will be used to repay outstanding commercial paper. At May 31, 1995, the Company had approximately $144 million of commercial paper outstanding, which matures no later than July 10, 1995, and bears interest at rates ranging from 6.00% to 6.06% per annum. Pending such application, all or a portion of the net proceeds will be invested in short-term money market instruments.

                              DESCRIPTION OF NOTES

    The following description of the terms of the Notes offered hereby (referred to in the Prospectus as the "Debt Securities") supplements, and to the extent inconsistent therewith replaces, insofar as such description relates to the Notes, the description of the Debt Securities set forth in the Prospectus, to which description reference is hereby made.

    The Notes will be limited to $100,000,000 principal amount, will be issued in fully registered form only in denominations of $1,000 and multiples thereof,
and will mature on             , 2005. Principal will initially be payable,  and
Notes will initially be transferable and exchangeable, at the office of First Trust National Association, as Trustee (the "Trustee"), at 180 East Fifth Street, Saint Paul, Minnesota 55101.

    Interest  on the  Notes at the  annual rate set  forth on the  cover of this
Prospectus Supplement will be payable semiannually on each         and         ,
commencing  on             , 19   , to the persons in  whose names the Notes are
registered at the close of business on         or         , as the case may  be,
preceding  such interest  payment date. Interest  on the Notes  will accrue from
          , 1995 or from the most recent interest payment date to which interest has been paid or provided for.

    As specified on the cover page, the Notes will be represented by one or more global Notes (each a "Global Note") registered in the name of the nominee of The Depository Trust Company, as Depositary (the "DTC"). Ownership of beneficial interests in a Global Note will be limited to institutions that have accounts with the DTC or its nominee ("participants") or persons that may hold interests through participants. The Company has been advised by the DTC that upon the issuance of a Global Note and the deposit of such Global Note with the DTC, the DTC will immediately credit, on its book-entry registration and transfer system, the respective principal amounts of the Notes represented by such Global Note to the accounts of participants. The accounts to be credited shall be designated by the Underwriters.

    The Company has been advised by the DTC that upon receipt of any payment of principal of or any interest in respect of a Global Note, the DTC will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of the DTC. Payments by participants to owners of beneficial interests in a Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the sole responsibility of such participants.

    The DTC has advised the Company as follows: the DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The DTC's participants include securities brokers and dealers

(including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the DTC. Access to the DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    The Notes may not be redeemed prior to maturity.

    The provisions described in the Prospectus under "Description of Debt Securities -- Defeasance Provisions" will be applicable to the Notes.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement and the Pricing Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of the Notes set forth opposite its name below:

                                                                                       PRINCIPAL AMOUNT
UNDERWRITER                                                                                OF NOTES
- -------------------------------------------------------------------------------------  -----------------
Goldman, Sachs & Co..................................................................   $    50,000,000
J.P. Morgan Securities Inc...........................................................        50,000,000
                                                                                       -----------------
    Total............................................................................   $   100,000,000
                                                                                       -----------------
                                                                                       -----------------

    Under the terms and conditions of the Underwriting Agreement and the Pricing Agreement, the Underwriters are committed to take and pay for all of the Notes, if any are taken.

    The Underwriters propose to offer the Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of % of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not to exceed % of the principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

    The Notes are a new issue of securities with no established trading market. The Company does not intend to apply for listing of the Notes on a national securities exchange, but has been advised by the several Underwriters that they presently intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

    Settlement for the Notes will be made in immediately available funds and all secondary trading in the Notes will settle in immediately available funds.

    The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    In the ordinary course of their respective businesses, affiliates of J.P. Morgan Securities Inc. have engaged, and may in the future engage, in commercial banking and investment banking transactions with the Company and affiliates of the Company.

                               VALIDITY OF NOTES

    The validity of the Notes will be passed upon for the Company by Scott W. Johnson, Senior Vice President, General Counsel and Secretary of the Company. Certain matters with respect to the Notes will be passed upon for the Company by Faegre & Benson Professional Limited Liability Partnership, 90 South Seventh Street, Minneapolis, Minnesota 55402, and for the Underwriters by Dorsey & Whitney P.L.L.P., 220 South Sixth Street, Minneapolis, Minnesota 55402. At May 31, 1995, Mr. Johnson was the beneficial owner of 76,281 shares of Common Stock of the Company.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 15, 1995

                                  $200,000,000

                              BEMIS COMPANY, INC.

                                DEBT SECURITIES

                                  -----------

    Bemis Company, Inc. (the "Company") may offer from time to time its debt securities (the "Debt Securities") in one or more series at an aggregate initial offering price not to exceed $200,000,000, or its equivalent in such foreign currency or composite currencies as may be designated by the Company at the time of the offering, on terms to be determined at the time of sale. The specific designation, aggregate principal amount, purchase price, maturity, denominations (which may be in United States dollars, in any other currency or in a composite currency), any interest rate or rates (which may be fixed or variable) and time of payment of any interest, any redemption or extension terms, any terms for sinking fund payments and other specific terms of the Debt Securities will be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement"). As used herein, the term "Debt Securities" shall include securities denominated in United States dollars or, if so specified in the applicable Prospectus Supplement, in any other currency or composite currency.

    The Debt Securities may be sold to or through underwriters, dealers or agents for public offering or directly to other purchasers pursuant to the terms of the offering fixed at the time of sale. See "Plan of Distribution". Any underwriters, dealers or agents participating in an offering of Securities will be named in the accompanying Prospectus Supplement or Prospectus Supplements. Such underwriters, dealers or agents may be deemed "underwriters" within the meaning of the Securities Act of 1933.

                                 --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION  NOR HAS THE
       SECURITIES AND  EXCHANGE COMMISSION  OR ANY  STATE  SECURITIES
           COMMISSION  PASSED  UPON THE  ACCURACY OR  ADEQUACY OF
               THIS PROSPECTUS.  ANY REPRESENTATION  TO  THE
                           CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

                 The date of this Prospectus is June   , 1995.

                             AVAILABLE INFORMATION

    The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 2400, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the New York Stock Exchange. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, and exhibits thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

                                 --------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents of the Company which have been filed with the Commission are hereby incorporated by reference in this Prospectus:

        (a) Annual Report on Form 10-K for the year ended December 31, 1994, as amended; and

        (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to the Secretary, Bemis Company, Inc., 222 South Ninth Street, Suite 2300, Minneapolis, Minnesota 55402-4099, telephone number (612) 376-3000.

    Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$" or "dollars").

                                  THE COMPANY

    The Company is a principal manufacturer of flexible packaging products and specialty coated and graphics products selling to customers throughout the United States, Canada and Europe. In 1994, approximately 70% of the Company's sales were derived from flexible packaging products and approximately 30% were derived from specialty coated and graphics products. The primary market for its products is the food industry; other markets include companies in chemical, agribusiness, pharmaceutical, medical and printing and graphic industries.

    Through its flexible packaging products line of business, the Company manufactures a broad range of industrial and consumer packaging consisting of coated and laminated films, polyethylene packaging, packaging machinery and industrial and consumer paper bag packaging. Coated and laminated film products include polymer film structures and barrier laminates for food, medical and personal care products utilizing controlled and modified atmosphere packaging and complementary packaging machinery systems, with value added through printing. Primary markets are processed meat, cheese, coffee, condiments and candy. Additional products include a full line of blown and cast stretchfilm products, carton sealing tapes and applicating equipment for industrial use, and custom thermoformed plastic packaging.

    Polyethylene packaging consists of mono-layer and tri-extruded films, converted packaging and roll stock, flexographic line and process printed packaging for bakery products, seed, retail, lawn and garden, ice, fresh and frozen produce and candy, printed shrink overwrap for the food and beverage industry, extruded products including wide width sheeting, bags on a roll, balers, pass-through stretch palletizing and shrink pallet covers.

    Packaging machinery products include consumer packaging machinery and systems for flexible packaging, including vertical and horizontal form-fill-seal pouch packaging, equipment which weighs pieces, powders and liquids for food, chemical and industrial products, stand-up pouch packaging systems, and paper packaging machinery systems for a broad range of sanitary paper products. The Company also makes industrial packaging machinery, including automated weighing, open mouth and valve bag filling equipment for multiwall and poly bags, Bulk Pak (poly bag-in-box) systems and large vertical form-fill-seal systems, as well as flexible packaging handling, automatic palletizing and stretch-wrap systems.

    Industrial and consumer paper bag packaging is made up of multiwall and small paper bags, balers, printed paper roll stock and bag closing materials for industrial and consumer packaging products. Primary markets include pet food, seed, chemicals, dairy products, fertilizers, feed, minerals, flour, rice, sugar and coffee beans.

    Through its specialty  coated and  graphics products line  of business,  the
Company   manufactures  pressure-sensitive  materials  such  as  sheet  printing products, roll label products, and technical products.

    Sheet printing products include pressure-sensitive backed paper, film and foil sheet printing products and laser printing products for the sheet-fed printing industry. In addition, the Company provides laser printer sheet stocks, pre-die cut printing labels, copier labels, data processing labels and non-impact printer products, which are designed to run on business equipment such as laser printers and xerographic copiers.

    Roll label products include narrow web rolls of pressure-sensitive film, paper and foil printing stocks used in high-speed printing and die-cutting of primary package labeling, secondary or promotional decoration and for high-speed, high-volume data processing (EDP) stocks, bar code inventory control labels and numerous laser printing applications. Conversion of labels for custom applications such as battery labels is also performed by the Company.

    Technical products are pressure-sensitive materials that are technically engineered for performance in varied industrial or graphic applications. They include microthin film adhesives used in delicate electronic parts assembly, pressure-sensitives utilizing foam and tape based stocks to perform fastening and mounting functions, optically clear films with built-in UV inhibitors for photo murals, decorative marking films and unique pressure-sensitive opening and reclosure systems for packaging applications.

    While the Company's sales are made through a variety of distribution methods, more than 70% of each business line's sales are made by the Company's direct sales force. Sales offices and plants are located throughout the United States, Canada, Europe, Australia, and Mexico, servicing more than 30,000 customers. The Company's technically trained sales force is supported by product development engineers, design technicians and a customer service organization. No single customer accounts for 10% or more of the Company's total sales of either of its two business lines.

    The Company's major competitors in the flexible packaging products business line include American National Can Company, Printpack, Inc., James River
Corporation, Cryovac, a division of W.R. Grace & Co., Huntsman Chemical Corporation, AEP Industries, Inc., Stone Container Corporation, and Union Camp Corporation. In the specialty coated and graphics products business line, its major competitors include Avery Dennison Corporation, Flexcon Co., Inc., Minnesota Mining and Manufacturing Company, Jackstaedt GmbH (Germany) and Haarla (Finland).

    The  Company's  strategy  is to  continue  aggressively to  expand  its core flexible packaging and speciality coated and graphics product lines. This activity has been carried out through a strong internal program of capital expenditures, which amounted to $93 million in 1994, and also has been enhanced by selective acquisitions over the last several years which complement the Company's core businesses. The Company strives to achieve a strong or leading position in the markets it serves and seeks out those segments where it believes above-average profit potential exists and where the Company's technical expertise, state-of-the-art manufacturing facilities and other capabilities give it a competitive advantage.

    The Company was incorporated under the laws of Missouri in 1885, continuing a business formed in 1858. The Company maintains its principal executive offices at 222 South Ninth Street, Suite 2300, Minneapolis, Minnesota 55402. Unless the context otherwise requires, the term the "Company" refers to Bemis Company, Inc. and its subsidiaries.

                                USE OF PROCEEDS

    Unless otherwise specified in the applicable Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used for general corporate purposes, including working capital, repayment or repurchase of outstanding indebtedness and other securities of the Company, possible acquisitions and capital expenditures. Specific allocations of the proceeds to such purposes may not have been made at the date of the applicable Prospectus Supplement, although management of the Company will have determined that funds should be borrowed at that time in anticipation of future funding requirements. The precise amount and timing of the application of such proceeds will depend upon the funding requirements of the Company and the availability and cost of other funds. Pending such application, such net proceeds may be temporarily invested in short-term interest-bearing securities.

                      RATIOS OF EARNINGS TO FIXED CHARGES

                                                            THREE MONTHS                   YEARS ENDED DECEMBER 31,
                                                                ENDED        -----------------------------------------------------
                                                           MARCH 31, 1995      1994       1993       1992       1991       1990
                                                          -----------------  ---------  ---------  ---------  ---------  ---------
Ratio of Earnings to Fixed Charges......................           7.70          10.84       7.88       8.47       6.24       5.95

    For the purpose of determining the unaudited ratios of earnings to fixed charges, earnings represent income (before cumulative effect of accounting changes) before income taxes, minority interest in net income, fixed charges (less capitalized interest) and amortization of capitalized interest. Fixed charges consist of interest on all indebtedness (including capital lease obligations), capitalized interest, amortization of debt issue costs and the portion of rent charge considered to be representative of the interest factor.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities will be issued under an Indenture (the "Indenture") between the Company and First Trust National Association, as Trustee (the "Trustee"). A copy of the form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following brief summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture, and is further qualified by any description contained in the applicable Prospectus Supplement or Prospectus Supplements. Certain terms capitalized and not otherwise defined herein are defined in the Indenture. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference.

    The Debt Securities may be issued from time to time in one or more series. The terms of each series of Debt Securities will be established by or pursuant to a resolution of the Board of Directors of the Company and set forth or determined in the manner provided in an Officers' Certificate or by a supplemental indenture. The particular terms of the Debt Securities offered pursuant to any Prospectus Supplement or Prospectus Supplements will be described in such Prospectus Supplement or Prospectus Supplements. As used under this caption, the term "Company" means Bemis Company, Inc.

GENERAL

    The Indenture will not limit the aggregate principal amount of Debt Securities which may be issued thereunder nor the amount of other debt which may be issued by the Company. The Debt Securities will be unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

    Unless otherwise indicated in the applicable Prospectus Supplement or Prospectus Supplements, the Debt Securities of any series will be issued only in fully registered form in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000. (Section 302) Debt Securities may be issuable in the form of one or more Global Securities, as described below under "-- Global Securities". The Debt Securities (other than those issued in the form of a Global Security) are exchangeable or transferable without charge therefor, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith and require the holders to furnish appropriate endorsements and transfer documents. (Section
305)

    Debt Securities may be issued as Original Issue Discount Debt Securities to be sold at a substantial discount below their principal amount. Special federal income tax and other considerations applicable thereto and special federal tax and other considerations applicable to any Debt Securities which are denominated in a currency or currency unit other than United States dollars will be described in the Prospectus Supplement or Prospectus Supplements relating thereto.

    Unless otherwise indicated in the applicable Prospectus Supplement or Prospectus Supplements, principal of and any premium and interest on the Debt Securities will be payable, and the transfer of the Debt Securities will be registrable, at the principal corporate trust office of the Trustee. In addition, unless otherwise provided in the applicable Prospectus Supplement or Prospectus Supplements and in the case of Global Securities, payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears on the Security Register. (Sections 301, 305, 1001 and 1002)

    The applicable Prospectus Supplement or Prospectus Supplements will describe the terms of the Debt Securities offered thereby, including the following: (1) the title of the offered Debt Securities; (2) any limit on the aggregate principal amount of the offered Debt Securities; (3) the Person to whom any interest on the offered Debt Securities will be payable, if other than the Person in whose name it is registered on the regular record date for such interest; (4) the date or dates on which the offered Debt Securities will mature and any rights of extension;
(5) the rate or rates (which may be fixed or variable) at which the offered Debt Securities will bear interest, if any, or the formula pursuant to which such rate or rates shall be determined, the date from which any such interest will accrue and the dates on which any such interest on the offered Debt Securities will be payable and the regular record dates therefor; (6) the place or places where the principal of and any premium and interest on the offered Debt Securities will be payable; (7) the period or periods within which, the price or prices at which and the terms and conditions upon which the offered Debt Securities may be redeemed, if applicable, at the option of the Company; (8) the obligation, if any, of the Company to redeem or purchase Debt Securities of the series pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which Debt Securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation; (9) the denominations in which any offered Debt Securities will be issuable, if other than denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000; (10) the currency, currencies or currency units for the payment of principal of and any premium and interest payable on the offered Debt Securities, if other than United States dollars;
(11) any other event or events of default applicable with respect to the offered Debt Securities in addition to or in lieu of those described below under "-- Events of Default"; (12) if less than the principal amount thereof, the portion of the principal payable upon acceleration of such Debt Securities following an Event of Default; (13) whether such Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary for such Global Security or Debt Securities and any additional circumstances under which any such Global Security may be exchanged for Debt Securities registered in the name of, and any transfer of such Global Security may be registered to, a Person other than such Depositary or its nominee; (14) if principal of or interest on the offered Debt Securities is denominated or payable in a currency or currencies other than United States dollars, whether and under what terms and conditions the Company may defease the offered Debt Securities; and (15) any other terms of the offered Debt Securities not inconsistent with the provisions of the Indenture. (Section 301)

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a Depositary identified in the applicable Prospectus Supplement or Prospectus Supplements. A Global Security will be issued in a denomination equal to the aggregate principal amount of outstanding Debt Securities of the series represented by such Global Security. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement or Prospectus Supplements.

    So long as the Depositary, or its nominee, is the registered owner of a Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by such Global Securities registered in their names, will not receive or be entitled to receive physical delivery of the Debt Securities in definitive form and will not be considered the owners or Holders thereof under the Indenture. If (i) the Depositary is at any time unwilling or unable to continue as Depositary with respect to Global Securities or the Depositary ceases to be a clearing agency registered under the Exchange Act,
(ii) the Company executes and delivers to the Trustee a Company Order to the effect that the Global Securities shall be transferable and exchangeable, (iii) there shall have occurred and be continuing an Event of Default or an event which after notice or lapse of time, or both, would constitute an Event of Default with respect to the Debt Securities, or (iv) any other circumstances set forth in the applicable Prospectus Supplement or Prospectus Supplements, the Global Securities will be transferable or exchangeable for Debt Securities in definitive form of like tenor in an equal aggregate principal amount. Such definitive Debt Securities shall be registered in such name or names as the Depositary shall instruct the Trustee. (Section 305)

RESTRICTIVE COVENANTS

    LIMITATIONS ON SECURED DEBT. The Indenture provides that the Company will not itself, and will not permit any Restricted Subsidiary (defined below) to, incur, issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (herein called "debt"), secured by pledge of, or mortgage or other lien on, any Principal Property (defined below), now owned or hereafter owned by the Company or any Restricted Subsidiary, or any shares of stock or debt of any Restricted Subsidiary (herein called "liens"), without effectively providing that the Debt Securities of each series then Outstanding (together with, if the Company shall so determine, any other debt of the Company or such Restricted Subsidiary then existing or thereafter created which is not subordinate to the Debt Securities of each series then Outstanding) shall be secured equally and ratably with such secured debt. The foregoing restrictions do not apply, however, to (a) liens on any Principal Property acquired, constructed or improved by the Company or any Restricted Subsidiary after the date of the Indenture which are created or assumed contemporaneously with, or within 180 days of, such acquisition, construction or improvement, to secure or provide for the payment of all or any part of the cost of such acquisition, construction or improvement; (b) liens on property, shares of capital stock or debt existing at the time of acquisition thereof, whether by merger, consolidation, purchase, lease or otherwise (including liens on property, shares of capital stock or debt of a corporation existing at the time such corporation becomes a Restricted Subsidiary); (c) liens in favor of the Company or any Restricted Subsidiary; (d) liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, or political entity affiliated therewith, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments; (e) certain liens imposed by law, such as mechanics', workmen's, repairmen's, materialmen's, carriers', warehousemen's, vendors' or other similar liens arising in the ordinary course of business; (f) certain pledges or deposits under workmens compensation or similar legislation or in certain other circumstances; (g) certain liens in connection with legal proceedings, including certain liens arising out of judgments or awards; (h) liens for certain taxes or assessments; (i) certain liens consisting of restrictions on the use of real property which do not interfere materially with the property's use; or (j) any extension, renewal or replacement, as a whole or in part, of any lien existing on the date of the Indenture or otherwise referred to in the foregoing clauses (a) to (i), inclusive. (Section 1007)

    Notwithstanding the restrictions described above, the Company or any Restricted Subsidiary may incur, issue, assume or guarantee debt secured by liens without equally and ratably securing the Debt Securities of each series then Outstanding, provided, that at the time of such incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any debt which is concurrently being retired, the aggregate amount of all outstanding debt secured by liens so incurred (other than liens permitted as described in clauses (a) through (j) above) does not at such time exceed 10% of Consolidated Net Tangible Assets (defined below) of the Company. (Section 1007)

    LIMITATIONS  ON  SALE  AND  LEASEBACK  TRANSACTIONS.    Sale  and  leaseback
transactions by the Company or any Restricted Subsidiary involving a Principal Property are prohibited unless either (a) the Company or such Restricted Subsidiary would be entitled, without equally and ratably securing the Debt Securities of each series then Outstanding, to incur debt secured by a lien on such property, pursuant to the provisions described in clauses (a) through (j) above under "Limitations on Secured Debt"; or (b) the Company, within 180 days, applies to the retirement of its Funded Debt (defined below) (subject to credits for certain voluntary retirements of Funded Debt) an amount not less than the greater of (i) the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or (ii) the fair market value of the Principal Property so leased. This restriction will not apply to a sale and leaseback transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries or involving the taking back of a lease for a period of less than three years.

    Notwithstanding the restrictions described above, the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction, provided, that at the time of such transaction, after giving effect thereto, the aggregate amount of all Attributable Debt (defined below) in respect of sale and leaseback transactions existing at such time (other than sale and leaseback transactions permitted as described above) does not at such time exceed 10% of Consolidated Net Tangible Assets of the Company. (Section 1008)

    CERTAIN DEFINITIONS. The term "Attributable Debt" means the total net amount of rent (discounted at the rate of interest implicit in the terms of the lease) required to be paid during the remaining term of any lease. (Section 101)

    The term "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of the most recent consolidated balance sheet of the Company but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the most recent consolidated balance sheet of the Company and computed in accordance with generally accepted accounting principles. (Section 101)

    The term "Funded Debt" means debt which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than 12 months after the date of the creation of such debt. (Section 101)

    The term "Principal Property" means any manufacturing plant located within the United States of America (other than its territories or possessions) and owned by the Company or any Subsidiary, the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Tangible Assets of the Company, except any such plant (i) which is financed by obligations issued by a State or local governmental unit pursuant to Section 142(a)(5), 142(a)(6), 142(a)(8) or 144(a) of the Internal Revenue Code of 1986, or any successor provision thereof, or (ii) which is not of material importance to the business conducted by the Company and its subsidiaries, taken as a whole. (Section 101)

    The term "Restricted Subsidiary" means any subsidiary of the Company which owns or leases a Principal Property. (Section 101)

    Other than as described above and except as may be otherwise specified in the applicable Prospectus Supplement, the Indenture does not contain covenants specifically designed to protect Holders in the event of a highly leveraged transaction involving the Company.

EVENTS OF DEFAULT

    The following events are defined in the Indenture as "Events of Default" with respect to the Debt Securities of any series issued pursuant to such Indenture, unless otherwise provided with respect to such series: (1) failure to pay any interest on any Debt Security of that series when due and payable, continued for 30 days; (2) failure to pay principal of or any premium on any Debt Security of that series when due and payable; (3) failure to deposit any sinking fund payment, when and as due, in respect of any Debt Security of that series; (4) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (5) the occurrence of an event of default under any indenture or instrument under which the Company or any Restricted Subsidiary shall have outstanding at least $10,000,000 aggregate principal amount of indebtedness for money borrowed whose maturity has been accelerated and such acceleration has not been annulled within 10 days after written notice as provided in the Indenture; (6) certain events in bankruptcy, insolvency or reorganization involving the Company; and (7) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

    If an  Event  of Default  with  respect to  any  series of  Debt  Securities
Outstanding under the Indenture occurs and is continuing, then either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount (or, if any of the Debt Securities of that series are Original Issue Discount Debt Securities, such lesser portion of the principal amount of such Debt Securities as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section
502)

    The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 601, 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512)

    The Company is required to furnish to each Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 704)

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, reduce the principal amount of, or premium or interest on, any Debt Security, reduce the amount of principal of an Original Issue Discount Debt Security due and payable upon acceleration of the Maturity thereof, change the place of payment where or coin or currency in which the principal of, or any premium or interest on, any Debt Security is payable, impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; or (b) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or modify any of the above provisions. (Section 902)

    The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of the Holders of all Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Section 1010) The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of the Holders of all Debt Securities of that series, waive any past default under the Indenture with respect to Debt Securities of that series, except a default (1) in the payment of principal of, or any premium or interest on, any Debt Security of such series, or (2) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513)

    The Indenture provides that, in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (1) the principal amount of an Original Issue Discount Debt Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof to such date, and (2) the principal amount of a Debt Security denominated in a foreign currency or currency unit that will be deemed to be Outstanding will be the United States dollar equivalent, determined as of the date of original issuance of such Debt Security, of the principal amount of such Debt Security (or, in the case of an Original Issue Discount Debt Security, the United States dollar equivalent, determined as of the date of original issuance of such Debt Security, of the amount determined as provided in (1) above). (Section 101)

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Company, without the consent of the Holders of any of the Outstanding Debt Securities under the Indenture, may consolidate or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person which is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, provided that (1) any successor Person assumes by supplemental indenture the Company's obligations on the Debt Securities and under the Indenture and (2) after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing under the Indenture. (Section 801)

DEFEASANCE PROVISIONS

    DEFEASANCE AND DISCHARGE. The Indenture provides that, if principal of and any interest on the Debt Securities are denominated and payable in United States dollars, the Company will be discharged from any and all obligations in respect of the Debt Securities (except for certain obligations to register the transfer or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit with the Trustee, in trust, of money, U.S. Government Obligations (defined below) or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal of (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the Debt Securities on the Stated Maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Such discharge may only occur if there has been a change in applicable Federal law or the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders of the Debt Securities; and such discharge will not be applicable to any Debt Securities then listed on the New York Stock Exchange if the provision would cause said Debt Securities to be de-listed as a result thereof. (Section 403) The term "U.S. Government Obligations" is defined to mean direct obligations of the United States of America, backed by its full faith and credit. (Section 101)

    DEFEASANCE OF CERTAIN COVENANTS. The Company may omit to comply with certain restrictive covenants described in Sections 1005 (Maintenance of Properties), 1006 (Payment of Taxes and Other Claims), 1007 (Restriction on Secured Debt) and 1008 (Restriction on Sale and Leaseback Transactions) of the Indenture. To exercise such option, the Company must deposit with the Trustee money, U.S. Government Obligations or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal of (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the Debt Securities on the Stated Maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the Debt Securities to recognize income, gain or loss for Federal income tax purposes. (Section 1009)

    DEFEASANCE AND EVENTS OF DEFAULT. In the event the Company exercises its option to omit compliance with certain covenants of the Indenture and the Debt Securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

REGARDING THE TRUSTEE

    First Trust National Association is the Trustee under the Indenture. The Trustee also acts as trustee for the Company's 401(k) savings plan and is the investment manager for equity funds for that plan. In the ordinary course of their respective businesses, affiliates of the Trustee have engaged, and may in the future engage, in commercial banking transactions with the Company.

GOVERNING LAW

    The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

                              PLAN OF DISTRIBUTION

    The Company may sell the Debt Securities being offered hereby in any of four ways: (i) directly to purchasers, (ii) through agents, (iii) through underwriters and (iv) through dealers. The applicable Prospectus Supplement or Prospectus Supplements will set forth the terms of the offering of the Debt Securities, including the name or names of any agents, underwriters or dealers, the purchase price of the Debt Securities and the proceeds to be received by the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation and any discounts and commissions allowed or reallowed or paid to dealers or agents. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers or agents may be changed from time to time.

    In connection with the sale of Debt Securities, underwriters or agents may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters. Underwriters, dealers and agents participating in the distribution of Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Debt Securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended. Such underwriters, dealers and agents may be entitled under agreements which may be entered into by the Company to indemnification by the Company against and contribution toward certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    The Debt Securities may be distributed in one or more transactions from time to time at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may offer and sell the Debt Securities in exchange for one or more of its outstanding issues of debt or convertible debt securities.

    The Debt Securities will be a new issue of securities with no established trading market. Any underwriters or agents to or through whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters and agents will not be obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Debt Securities.

    Certain of the underwriters, dealers and/or agents and their associates may be customers of, engage in transactions with and perform services for the Company, including its subsidiaries, in the ordinary course of business.

                                    EXPERTS

    The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1994, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

- ----------------------------------------------
                                  ----------------------------------------------
- ----------------------------------------------
                                  ----------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                                 --------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                        PAGE
                                                        -----
The Company........................................         S-2
Capitalization.....................................         S-2
Selected Consolidated Financial Information........         S-3
Use of Proceeds....................................         S-4
Description of Notes...............................         S-4
Underwriting.......................................         S-5
Validity of Notes..................................         S-5

                           PROSPECTUS
Available Information..............................           2
Incorporation of Certain Documents by Reference....           2
The Company........................................           3
Use of Proceeds....................................           4
Ratios of Earnings to Fixed Charges................           4
Description of Debt Securities.....................           5
Plan of Distribution...............................          11
Experts............................................          11

                                  $100,000,000

                              BEMIS COMPANY, INC.

                                     % NOTES
                                    DUE 2005

                                  -----------

                                     [LOGO]

                                  -----------

                              GOLDMAN, SACHS & CO.

                          J.P. MORGAN SECURITIES INC.

- ----------------------------------------------
                                  ----------------------------------------------
- ----------------------------------------------
                                  ----------------------------------------------

     PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  Securities and Exchange Commission registration fee. .     $ 68,966
  Legal fees and expenses. . . . . . . . . . . . . . . .       50,000
  Blue sky fees and expenses . . . . . . . . . . . . . .       10,000
  Accounting fees and expenses . . . . . . . . . . . . .       25,000
  Trustee fees and expenses. . . . . . . . . . . . . . .       20,000
  Rating agency fees . . . . . . . . . . . . . . . . . .      150,000
  Printing and engraving . . . . . . . . . . . . . . . .       50,000
  Miscellaneous. . . . . . . . . . . . . . . . . . . . .       11,034
                                                             --------
       Total . . . . . . . . . . . . . . . . . . . . . .     $385,000
                                                             --------
                                                             --------
All of the above items except the registration fee are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Missouri law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of that person's service as a director, officer, employee or agent of the corporation, or that person's service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by that person ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred, in connection with the defense or settlement of such action, provided that the person to be indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the conduct was unlawful. Although Missouri law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that the person to be indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the court in which the action was brought determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The General and Business Corporation Law of the State of Missouri also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful on the merits in any proceeding covered by the statute. Missouri law allows for the advancement of expenses pursuant to authorization by the board of directors in certain cases. Missouri law also allows a corporation to give further indemnity in its articles of incorporation, bylaws or by agreement of the Shareholders, provided such further indemnity does not indemnify a person for conduct finally adjudged to have been knowingly fraudulent, deliberately dishonest or a product of willful misconduct. In addition, the General Business and Corporation Law of the State of Missouri provides that indemnification provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation, the bylaws, any agreement or vote of shareholders or disinterested directors, or otherwise.

     Article V of the Bylaws of the Registrant requires indemnification of the directors and officers of the Registrant or its subsidiaries provided the person to be indemnified acted in good faith and in a manner reasonably believed to be in the best interests of the Company, and, in addition, in any criminal action, had no reason to believe the conduct was unlawful. Article V of the Bylaws prohibits indemnification to which the director or officer is otherwise entitled, however, for: (1) amounts payable to the Registrant for the director or officer having gained personal profit or advantage to which he or she was not legally entitled; (2) amounts payable to the Registrant for an accounting of profits made from the purchase or sale of the Company's securities within the meaning of Section 16(b) of the Securities Exchange Act of 1934; or (3) matters as to which indemnification would violate applicable state or federal law, whether as a matter of public policy or statutory provision. The Registrant maintains insurance coverage relating to certain liabilities of its directors and officers.

ITEM 16.  EXHIBITS.

1    --   Form of Underwriting Agreement.
4(a) -- Form of Indenture dated as of June 15, 1995 between the Registrant and First Trust National Association, as Trustee.
4(b) --   Forms of Securities (filed as part of Exhibit 4(a)).
5    --   Opinion Scott W. Johnson.
12   --   Calculation of Ratio of Earnings to Fixed Charges.
23(a)--   Consent of Price Waterhouse LLP.
23(b)--   Consent of Scott W. Johnson (included in Exhibit 5).
24   --   Powers of Attorney.
25   --   Form T-1, Statement of Eligibility and Qualification of First Trust
          National Association, as Trustee.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4) that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (5) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

          (6) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing bylaw provision, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on June 15, 1995.

                                   BEMIS COMPANY, INC.


                                     /s/ Scott W. Johnson
                                   --------------------------------------------
                                     Scott W. Johnson
                                     Senior Vice President, Secretary and
                                        General Counsel


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 15, 1995.



     /s/ John H. Roe                 , President and Chief Executive Officer
   ----------------------------------        (Principal Executive Officer)
     John H. Roe


     /s/ Benjamin R. Field III       , Senior Vice President, Chief Financial
   ----------------------------------        Officer and Treasurer
     Benjamin R. Field III                   (Principal Financial Officer)


     /s/ LeRoy F. Bazany             , Vice President and Controller
   ----------------------------------        (Principal Accounting Officer)
     LeRoy F. Bazany

     Winslow H. Buxton(*), Director
     Howard J. Curler(*), Director
     Jeffrey H. Curler(*), Director
     Robert A. Greenkorn(*), Director
     Loring W. Knoblauch(*), Director
     Edwin S. McBride(*), Director
     Nancy P. McDonald(*), Director
     Robert F. Mlnarik(*), Director
     Edward N. Perry(*), Director
     Winston R. Wallin(*), Director
     C. Angus Wurtele(*), Director

(*) Scott W. Johnson, by signing his name hereto, does hereby sign this document on behalf of each of the above named officers and directors of the Registrant pursuant to powers of attorney duly executed by such persons.


                                     /s/ Scott W. Johnson
                                   --------------------------------------------
                                     Scott W. Johnson
                                     Attorney-in-Fact

                                  EXHIBIT INDEX




EXHIBIT NO.                                                      FORM OF FILING
- -----------                                                      --------------

1         Form of Underwriting Agreement.                        Electronic
                                                                 Transmission

4(a)      Form of Indenture dated as of June 15, 1995 between    Electronic
          the Registrant and First Trust National Association,   Transmission
          as Trustee.

4(b)      Forms of Securities (filed as part of Exhibit 4(a)).

5         Opinion Scott W. Johnson.                              Electronic
                                                                 Transmission

12        Calculation of Ratio of Earnings to Fixed Charges.     Electronic
                                                                 Transmission

23(a)     Consent of Price Waterhouse LLP.                       Electronic
                                                                 Transmission

23(b)     Consent of Scott W. Johnson (included in Exhibit 5).

24        Powers of Attorney.                                    Electronic
                                                                 Transmission

25        Form T-1, Statement of Eligibility and Qualification   Electronic
          of First Trust National Association, as Trustee.       Transmission